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As filed with the Securities and Exchange Commission on March 3, 2008.

Registration No. 333-148881

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Current Media, LLC
to be converted as described herein to
a corporation named

Current Media, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	4841	26-1763473
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

118 King Street
San Francisco, California 94107
(415) 995-8200
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Joel Hyatt
Chief Executive Officer
Current Media, Inc.
118 King Street
San Francisco, California 94107
(415) 995-8200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert V. Gunderson, Jr., Esq. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive Menlo Park, California 94025 (650) 321-2400	Martin A. Wellington, Esq. Davis Polk & Wardwell 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)

Class A common stock, $0.001 par value per share	$100,000,000.00	$3,930.00

(1)
Includes offering price of shares issuable upon exercise of the underwriters' over-allotment option.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

(3)
A registration fee of $3,930.00 was paid at the time of the initial filing of the registration statement based on an estimate of the aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This amendment is being filed solely to file exhibits previously omitted from the Registration Statement on Form S-1 (333-148881) (the "Registration Statement"). Otherwise, no changes have been made to Part I or Part II of the Registration Statement.

Part II

Information not required in prospectus

Item 13.   Other expenses of issuance and distribution

The following table presents the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of Class A common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the NASDAQ Global Market listing fee.

SEC Registration fee		$3,930
FINRA filing fee		10,500
NASDAQ Global Market listing fee		5,000
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Custodian and transfer agent fees		*
Miscellaneous fees and expenses		*
Total	$	*

*
To be completed by amendment.

Item 14.   Indemnification of Directors and Officers

Our restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•
for any breach of the director's duty of loyalty to us or our stockholders;

•
for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•
for any transaction from which the director derives any improper personal benefit.

Our restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our amended and restated bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding. The bylaws also authorize us to indemnify any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

Prior to the closing of this offering, we will have entered into indemnification agreements with each of our directors and executive officers and certain other key employees, a form of which is attached as Exhibit 10.1. The agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our restated certificate of incorporation and our amended and restated bylaws (except in a proceeding initiated by such person without board approval). In addition, the agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding.

Reference is made to Section     of the underwriting agreement contained in Exhibit 1.1 to this registration statement, indemnifying our directors and officers against limited liabilities. In addition, Section 6 of our registration rights agreement contained in Exhibit 4.3 to this registration statement provides for indemnification of certain of our stockholders against liabilities described in our amended and restated investors' rights agreement.

Item 15.   Recent sales of unregistered securities

Since January 1, 2005, we have issued the following securities that were not registered under the Securities Act (all numbers reflect our 1-for-10,000 forward stock split effective November 20, 2006):

1.
On July 29, 2005, we issued 1,500,000 shares of our Series A convertible preferred shares to an aggregate of three institutional investors for an aggregate purchase price of $15,000,000.

2.
On July 29, 2005, we issued an additional 1,500,000 shares of our non-voting common stock to two of our executive officers.

3.
Since January 1, 2005, we have granted direct issuances of 1,047,000 shares of our common stock to employees, directors, consultants and other service providers under our operating agreement.

4.
On November 15, 2005, we issued approximately 1,763,330 shares of non-voting common stock to a distributor of Current TV's programming in conjunction with the renewal of its affiliation agreement.

5.
On March 16, 2006, we issued 1,977,040 shares of non-voting common stock to a distributor of Current TV's programming in conjunction with amendment and extension of our affiliation agreement.

6.
On January 29, 2007, we issued 1,013,568 shares of non-voting common stock to a distributor of Current TV's programming in conjunction with entering into an affiliation agreement.

The sale of securities described in Items 15(1), (2), (4), (5) and (6) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act. The sale of securities described in Items 15(3) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Rule 701 promulgated under the Securities Act. The sale of securities described in Items 15(7)-(9) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16.   Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit number	Exhibit title

1.1*	Form of Underwriting Agreement.
3.1*	Certificate of Incorporation.
3.2*	Form of Restated Certificate of Incorporation to be effective upon closing.
3.3*	Bylaws.
3.4*	Form of Amended and Restated Bylaws to be effective upon closing.
4.1*	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
4.2*	Form of Common Stock certificate.
4.3*	Registration Rights Agreement, dated May 4, 2004, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto, as amended.
4.4*	Annex A to the First Amended and Restated Operating Agreement of INdTV Holdings, LLC, dated May 4, 2004, by and among the Registrant and the members listed thereto—Registration Rights.
4.5*	Exhibit A to Certificate of Designation and Preferences of Interests to be Represented by Special Series S Non-Voting Common Shares of Current Media, LLC—Registration Rights.
4.6*	Exhibit A to Certificate of Designation and Preferences of Interests to be Represented by Special Series T Non-Voting Common Shares of Current Media, LLC—Registration Rights.
5.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

10.1*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers and certain key employees.
10.2†	Affiliation Agreement between Satellite Services, Inc. and the Registrant dated July 1, 1999.
10.3†	Amendment dated March 16, 2006 to Affiliation Agreement between Satellite Services, Inc. and the Registrant dated July 1, 1999.
10.4†	Affiliation Agreement between EchoStar Satellite L.L.C. and the Registrant dated January 29, 2007.
10.5†	Affiliation Agreement between Time Warner Cable LLC and the Registrant dated January 1, 2000.
10.6†	Agreement dated September 15, 2000 between Time Warner Cable LLC and the Registrant.
10.7†	Letter Agreement dated December 18, 2006 with Time Warner Cable LLC.
10.8**	$25,000,000 9.25% Senior Purchase Money Note due May 4, 2008 issued by the Registrant to Dylan Holdings, Inc.
10.9**	Note Purchase Agreement by and among the Registrant, HSBC Bank USA, National Association, as Collateral Agent and the Lenders Named Therein, dated September 20, 2006.
10.10**	Office Lease dated August 30, 2004 between the Registrant and SFI Real Estate Holdings, LLC.
10.11†	Affiliation Agreement for DTH Satellite Exhibition of Cable Network Programming dated July 13, 2005 between the Registrant and DirecTV, Inc.
10.12**	Form of Share Award Agreement.
10.13	Employment Agreement with David Neuman, dated June 11, 2007.
10.14	Offer letter with Paul Hollerbach, dated October 22, 2007.
10.15†	Credit Agreement dated as of January 24, 2008 with JP Morgan Chase Bank, N.A.
10.16†	Amendment to Affiliation Agreement between Time Warner Cable, Inc. and the Registrant.
21.1**	List of subsidiaries.
23.1**	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm.
23.2**	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).
24.1**	Power of Attorney.

*
To be filed by amendment.

**
Previously filed

†
Confidential treatment has been requested for portions of this document. The omitted portions of this document have been filed with the Securities and Exchange Commission.

(b)
Financial Statement Schedules

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in our consolidated financial statements, financial statement schedules or related notes.

Item 17.   Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 3rd day of March, 2008.

CURRENT MEDIA, INC.
By:	/s/ JOEL HYATT Joel Hyatt, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

* Albert Gore, Jr.	Executive Chairman and Director	March 3, 2008
/s/ JOEL HYATT Joel Hyatt	Chief Executive Officer and Director (Principal Executive Officer)	March 3, 2008
/s/ PAUL HOLLERBACH Paul Hollerbach	Chief Financial Officer (Principal Financial and Accounting Officer)	March 3, 2008
* Richard C. Blum	Director	March 3, 2008
Ronald Burkle	Director
Edward Renwick	Director

* Mark Rosenthal	Director	March 3, 2008
* Orville Schell	Director	March 3, 2008
*By:	/s/ JOEL HYATT Joel Hyatt Attorney-in-fact

Index to exhibits

Exhibit number	Exhibit title

1.1*	Form of Underwriting Agreement.
3.1*	Certificate of Incorporation.
3.2*	Form of Restated Certificate of Incorporation to be effective upon closing.
3.3*	Bylaws.
3.4*	Form of Amended and Restated Bylaws to be effective upon closing.
4.1*	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
4.2*	Form of Common Stock certificate.
4.3*	Registration Rights Agreement, dated May 4, 2004, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto, as amended.
4.4*	Annex A to the First Amended and Restated Operating Agreement of INdTV Holdings, LLC, dated May 4, 2004, by and among the Registrant and the members listed thereto—Registration Rights.
4.5*	Exhibit A to Certificate of Designation and Preferences of Interests to be Represented by Special Series S Non-Voting Common Shares of Current Media, LLC—Registration Rights.
4.6*	Exhibit A to Certificate of Designation and Preferences of Interests to be Represented by Special Series T Non-Voting Common Shares of Current Media, LLC—Registration Rights.
5.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.
10.1*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers and certain key employees.
10.2†	Affiliation Agreement between Satellite Services, Inc. and the Registrant dated July 1, 1999.
10.3†	Amendment dated March 16, 2006 to Affiliation Agreement between Satellite Services, Inc. and the Registrant dated July 1, 1999.
10.4†	Affiliation Agreement between EchoStar Satellite L.L.C. and the Registrant dated January 29, 2007.
10.5†	Affiliation Agreement between Time Warner Cable LLC and the Registrant dated January 1, 2000.
10.6†	Agreement dated September 15, 2000 between Time Warner Cable LLC and the Registrant.
10.7†	Letter Agreement dated December 18, 2006 with Time Warner Cable LLC.
10.8**	$25,000,000 9.25% Senior Purchase Money Note due May 4, 2008 issued by the Registrant to Dylan Holdings, Inc.

10.9**	Note Purchase Agreement by and among the Registrant, HSBC Bank USA, National Association, as Collateral Agent and the Lenders Named Therein, dated September 20, 2006.
10.10**	Office Lease dated August 30, 2004 between the Registrant and SFI Real Estate Holdings, LLC.
10.11†	Affiliation Agreement for DTH Satellite Exhibition of Cable Network Programming dated July 13, 2005 between the Registrant and DirecTV, Inc.
10.12**	Form of Share Award Agreement.
10.13	Employment Agreement with David Neuman, dated June 11, 2007.
10.14	Offer letter with Paul Hollerbach, dated October 22, 2007.
10.15†	Credit Agreement dated as of January 24, 2008 with JP Morgan Chase Bank, N.A.
10.16†	Amendment to Affiliation Agreement between Time Warner Cable, Inc. and the Registrant.
21.1**	List of subsidiaries.
23.1**	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm.
23.2**	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).
24.1**	Power of Attorney.

*
To be filed by amendment.

**
Previously filed

†
Confidential treatment has been requested for portions of this document. The omitted portions of this document have been filed with the Securities and Exchange Commission.

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Part II Information not required in prospectus
  Item 13. Other expenses of issuance and distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent sales of unregistered securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
Signatures
Index to exhibits